Exhibit 10.2

MASTER LICENSE AGREEMENT

THIS MASTER LICENSE AGREEMENT (Master Agreement) is made this 1st day of May, 2000, by and between S-N-S FOODS, INC., a corporation, with its principal office at 2500 Fairmont Avenue, Fairmont, West Virginia 26554, (“Supermarket”), and THE MONONGAHELA VALLEY BANK, INC., a West Virginia chartered banking institution, having its principal office at 301 Virginia Avenue, Fairmont, West Virginia 26555-2528 (“Bank”).

INTRODUCTION:

IN CONSIDERATION of the mutual promises and subject to the terms and conditions set forth herein, Supermarket hereby grants to Bank a license to install, maintain and operate a Financial Service Facility, as defined below, in the Supermarket’s Store, as defined below, in accordance with the provisions of this Master Agreement.

I.	DEFINITIONS.

For the purposes of this Master Agreement, the following terms shall have the following meanings:

(a)	“Affiliates” shall mean, (i) with respect to THE MONONGAHELA VALLEY BANK, INC., any entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or common control with THE MONONGAHELA VALLEY BANK, INC.; and (ii) with respect to Supermarket, any entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or common control with Supermarket.

(b)	“Automated Loan Machine” or “ALM” shall mean an electronic terminal that performs one or more of certain banking functions, including dispensing of loan documents and loan proceeds, dispensing of deposit account opening documents, and accepting customer executed loan and deposit documents.

(c)	“Automated Teller Machine” or “ATM” shall mean an electronic terminal that performs one or more of certain banking functions, including dispensing cash, coupons, documents of value and traveler’s checks, accepting deposits and loan payments, making transfers between accounts and giving account balances. These terms however shall not include point-of-sale systems or other direct debit systems installed by Supermarket at its check-out lanes.

(d)	“Banking Services” is defined in Section 4(a).

(e)	“Confidential Information” means all information, whether oral or written or via computer disk or electronic media to which the other is given access or is made available to the other party. Confidential Information shall include, without limitation, all technology, know-how, processes, software, databases, trade secrets, contracts, proprietary information, all historical and financial information, business strategies, operating data and organizational and cost structures, product descriptions, pricing information, customer information and customer lists, whether received before or after the date hereof Confidential Information also includes information of any subsidiary or affiliate of Bank or Supermarket

(f)	“Control” shall mean the power to direct the management of the affairs of an entity.

(g)

“Financial Service Facility” or “FSF” shall mean a banking facility staffed with one (1) or more bank employees, as determined solely by Bank, whose functions include, without limitation, opening new deposit accounts, accepting loan applications and performing customary teller transactions, such as cashing

Exhibit 10.2

checks and taking deposits. An FSF may be equipped with any one or more of the following: an ALM, ATM, Kiosk, safe deposit boxes and a night depository. An FSF may also offer such other products and services as may be permitted by the terms of the applicable Lease Agreement, and applicable laws and regulations, including, without limitation, insurance, investment products and travel agency services.

(i)	“Financial Services” is defined in Section 4(a).

(h)	“Force Majeure” shall mean a strike, lockout, labor trouble, material or equipment shortage, governmental delay, power failure, severe weather not reasonably anticipated, fire insurrection, war, or any other event that is beyond the reasonable control of the parties.

(i)	“FSF Personalty” is defined in Section 9(b).

(1)	“Grocery Store” means a retail facility of 20,000 square fee or greater that is operated for the principal purpose of selling food products for home preparation and consumption.

(2)	“Indemnified Party” is defined in Section 13(c).

(3)	“Indemnifying Party” is defined in Section 13(c)(i).

(o)	“Initial Term” is defined in Section 2(a).

(p)	“Kiosk Machine” or “Kiosk” shall mean an electronic terminal that performs one or more of certain banking functions, including dispensing of loan documents, dispensing of deposit account opening documents, allows interactive communication between customers and the Bank’s back office support or remote banking employees, and provides Bank product information.

(q)	“Landlord” shall mean, if applicable, the owner of the Store with whom Supermarket has a written Lease Agreement.

(r)	“Lease Agreement” shall mean the agreement between Supermarket and Landlord describing the terms under which Supermarket is entitled to occupancy of the Store, including any modification or supplement thereto. A copy of Supermarket’s model lease agreement is attached as Exhibit A. A copy of the applicable Lease Agreement shall be provided to Bank.

(s)	“Liability Insurance” is defined in Section 12(a).

(t)	“License” is defined in Section 5(d).

(u)	“Licensed Area” shall mean the area within any Store to be occupied by the FSF. The parties agree that the Licenses to be granted under this Agreement are not licenses coupled with an interest and that they will be personal to the Bank and shall not be deemed to vest in the Bank any interest or estate in the Licensed Areas.

(v)	“Notice” is defined in Section 13(c)(i).

Exhibit 10.2

(vi)	“Official Opening Date” means the first day an FSF is open and available to conduct the business of banking with customers, as verified by the parties pursuant to paragraph 29.

(aa)	“Opening” means that the Store is available and ready to serve the general public.

(bb)	“Ownership” shall mean the beneficial ownership of more than 50% of the equity of any entity.

(cc)	“Plans” is defined in Section 9(a).

(dd)	“Pre-Existing Agreement” shall mean with respect to Supermarket, those agreements attached as part of Exhibit B (or described therein if confidentiality provisions preclude such attachment), which provide for financial services to be provided to Supermarkets customers that are similar to any of the Services to be provided by Bank under the terms of this Master Agreement.

(ee)	“Relocation Area” shall mean the “front wall” or the side of the Store that includes the main entrance to the Store or the “front portion” of the Store. “Front portion” shall mean the portion of the Store from the main entrance to the beginning of the shelving units.

(ff)	“Renewal Term” is defined in Section 2(b).

(gg)	“Services” shall mean the Banking Services and Financial Services as defined in Section 4. (a) of this Master Agreement.

(hh)	“Store” shall mean the locations designated on Exhibit A, as may be amended from time to time by the parties, which is attached and incorporated by this reference.

(ii)	“Term” shall mean the Initial Term and, if applicable, the Renewal Term.

(jj)	“Third Party Claim” is defined in Section 13(c).

2.	TERM

(a)	The Initial Term of this Master Agreement shall commence on the date of execution by the parties and shall continue as per the terms and conditions on the Schedule and Summary of Lease attached hereto and incorporated herein as Exhibit “1”.

(b)	The Bank shall have the option of renewing the Lease under the terms and conditions of the above- referenced Schedule by providing at least one hundred eighty (180) days prior notice to the expiration of the then current term.

(c)	On the last day of the Term, subject to applicable regulatory approvals, Bank shall vacate the FSF of each of the Stores and remove all of its furnishings, equipment and signs (including any exterior signs) and shall leave the Licensed Area in substantially the condition as on the Official Opening Date, except for condemnation, casualty, permitted alterations and ordinary wear and tear.

Exhibit 10.2

3.	EXCLUSIVITY AND RIGHT OF FIRST REFUSAL

(a)	Bank shall have the sole and exclusive right of first refusal to place similar banking establishments in Supermarket Stores owned and/or obtained by the Supermarket within Marion County, West Virginia. Said right shall continue during the term of the within Lease.

(b)	If Supermarket constructs or acquires a facility other than a Grocery Store, Bank shall have no obligation to place an FSF in such facility.

(c)	During the Term, Supermarket or Store shall not enter into an agreement, endorse or allow any other person or entity to offer services substantially similar to the services being offered and provided by Bank.

4.	USE, LICENSE AND OCCUPANCY

(a)	Unless otherwise provided in this Agreement, and subject to the terms of the applicable Lease Agreement Bank shall be obligated to install, maintain and operate an FSF within the Store designated on Exhibit C and any other Store as the parties may mutually agree to add to Exhibit C upon delivery of access to the Store in accordance with the terms of this Agreement. Bank shall use the Licensed Area for the operation of an FSF under its name, as it may change from time to time, which provides or promotes those FSF services which are now or hereafter ordinarily transacted or conducted by Bank in the operation of its business. Such services may include opening new deposit accounts (checking, savings, certificates of deposit and individual retirement accounts), accepting consumer loan applications (including, credit cards), accepting mortgage applications, performing normal banking transactions, Kiosk Services, and ALM Services (collectively, “Banking Services”), and automated teller machine (“ATM”) services and may include financial services such as investment counseling, investment management, brokerage and trust services, nondeposit investment products, annuities, the sale of insurance and/or any other financial service permifted by applicable law (collectively, “Financial Services”), and for no other purpose.

(b)	Bank agrees to conduct the operations of the FSF in an efficient, timely and courteous manner and that the FSF shall be under the supervision of a competent, experienced manager, although such manager may not always be “on-site.”

(c)	During the term of this Agreement, Supermarket shall not offer Banking Services or Financial Services within the Store nor allow any other entity to conduct or offer1 Banking Services or Financial Services within the Store, with the exception of:

(i)	offering a point-of-sale electronic fund transfer processing system utilizing debit cards and credit cards;

(ii)	selling money order, phone cards, lottery tickets, and wire transfer of funds; accepting utility payments, check cashing, processing and accepting electronic governmental benefits transfer, or operating a postal unit; and/or

(iii)	offering any other type of products or services by Supermarket personnel which are then customary to the grocery business and are being offered by competing supermarket or drugstore operators in general vicinity of the Store; and/or

(iv)	any product or service offered by Supermarket under a Pre-Existing Agreement, identified on Exhibit B.

Exhibit 10.2

5.	FSF LOCATION

(a)	Supermarket represents that it will obtain a letter from the Lessor acknowledging and authorizing the sublease to the Bank herein contained.

(b)	If Supermarket or Bank determine that a Lease Agreement may prohibit or substantially restrict Bank from conducting Banking Services, Financial Services, or Bank’s usual and customary business activities in the Licensed Area or in a Store or that Supermarket is prohibited from entering the Master Agreement, then the parties shall exclude such Store from the terms of this Master Agreement, unless and until Supermarket eliminates the restriction or prohibition. If any objection is raised by any Landlord as to any Lease Store, Supermarket shall be responsible to address and resolve such objection. If Supermarket determines that a Landlord’s objections cannot be resolved without an excessive expense or time delay (greater than ninety (90) days), then such Lease Store shall be excluded from this Agreement unless and until such objection has been resolved. If more than twenty- five (25%) percent of the Store locations listed on Exhibit A are not available, the parties agree to renegotiate the compensation schedule.

(c)	If Supermarket and Bank determine that there are no restrictions or prohibitions that may prevent Bank from conducting Banking Services, Financial Services or Bank’s usual or customary business activities or that may prevent Supermarket from entering the Master Agreement, the Bank shall promptly request and pursue diligently any applicable governmental approvals necessary to construct, open operate the FSF as part of the Store, at the Bank’s sole cost and expense. Supermarket shall cooperate with and assist the Bank in obtaining any such approvals and permits, at no cost or liability to Supermarket.

(d)	Following receipt of all required approvals, Supermarket grants to Bank a license, to occupy, use and conduct its business within the Licensed Area in each Store, together with a nonexclusive easement and right to use all facilities erected or serving such Store and intended for public or common use under the terms of this Master Agreement (“License”) and Bank accepts such License. Under the License, Supermarket shall provide Bank, its agents, contractors, employees and customers access to the Licensed Area at all reasonable times without interference. Supermarket shall also consult with Bank prior to granting any third party the right occupy, use or conduct its business in any additional space that may become available at any time during the term of this Master Agreement within the Store that is immediately adjacent to the Licensed Area or within the Relocation Area, but shall not be under any obligation to grant to Bank any expanded rights within the Store. If Bank is successful, and in need of expansion, the parties agree to negotiate a mutually amenable addition to the Leased Premises, if available, under terms and conditions acceptable to the parties at that time.

6.	OPERATIONS

(a)	Bank shall commence operations of an FSF on or before the later to occur of (i) regulatory approval of such FSF location or (ii) Opening of the applicable Store. Bank shall, subject to regulatory requirements or restrictions, operate each FSF on a six day per week basis with not less than forty- eight (48) hours of operation in each week or such other schedule as can be mutually agreed. Supermarket shall provide Bank on a weekly basis customer counts per hour per Store in order to assist Bank in determining the peak hours of Store customer traffic.

Exhibit 10.2

(b)	Bank shall conduct all activities in an orderly, safe and clean manner, without damage, interference or injury to the Store and Landlord’s and Supermarket’s respective employees, agents, licensees and invitees. Supermarket shall operate the balance of the Store in a manner which does not damage and seeks not to interfere with the Licensed Area, or access thereto, or the operation of the FSF or Bank’s respective customers, employees, invitees or agents. Bank and Supermarket respectively shall comply with all applicable law. Bank shall also have the right to use the area outside the Licensed Area, as mutually agreed to by the parties.

(c)	Bank shall have the right, but not the obligation, to have security personnel present in an FSF at all times, giving due regard to the safety of Store customers, personnel and visitors.

(d)	In the event any labor or other organization pickets the Store because of Store’s labor relations for a period exceeding ten (10) consecutive days, then Bank at its discretion, may elect to suspend operations at the FSF pending resolution of the labor dispute. In the event Supermarket elects to suspend operations at the Store pending termination of the picketing, Supermarket shall cooperate with Bank, at no cost to Supermarket, in making the FSF available to customers, so long as Bank is responsible for security in connection therewith.

7.	COMPENSATION TO SUPERMARKET

During the Term of the Master Agreement, Bank shall pay Supermarket in accordance with the terms of Exhibit “1”, as previously discussed.

8.	REPRESENTATIONS AND WARRANTIES

(a)	Supermarket represents and warrants, as of the execution date of this Master Agreement and during the term of this Master Agreement that:

(i)	Supermarket is duly incorporated, validly existing and in good standing under the laws of the State of West Virginia.

(ii)	The execution, delivery and performance by Supermarket under the terms of this Master Agreement are within the Supermarkets corporate powers, have been duly authorized by all necessary corporate action and do not contravene the Supermarket’s bylaws or charter or any law or contractual restrictions.

(iii)	No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the execution, delivery and performance by Supermarket of this Master Agreement.

(iv)	This Master Agreement constitutes the legal valid and binding obligation of the Supermarket. This Master Agreement is enforceable against the Supermarket in accordance with the terms of this Master Agreement.

(v)	No information, schedule, exhibit, financial information furnished or to be furnished by Supermarket to Bank in connection with this Master Agreement is inaccurate in any material respect as of the date it is dated or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

Exhibit 10.2

(vi)	Supermarket shall advise in writing all of its employees that they are not to make any representation, warranty, promise or statement to any customer regarding the approval, decline, collection, processing, or any other handling of customer’s Banking Services or Financial Services as provided by Bank and that any questions regarding Banking Services or Financial Services should be immediately referred to Bank.

(vii)	Supermarket shall, provide Bank a copy of any and all Lease Agreements applicable to Lease Store(s).

(viii)	Supermarket has not entered and will not enter any agreement that would prohibit Supermarket from fulfilling its duties and obligations under the terms of this Master Agreement

(b)	Bank represents and warrants as of the execution date of this Master Agreement that:

(i)	Bank is a state chartered banking institution, duly incorporated, validly existing and in good standing under the laws of the State of West Virginia.

(ii)	The execution, delivery and performance by Bank of this Master Agreement are within Banks corporate powers, have been duly authorized by all necessary corporate action and do not contravene Banks bylaws or charter or any law or contractual restrictions.

(iii)	This Master Agreement constitutes the legal, valid and binding obligation of Bank. This Master Agreement is enforceable against Bank in accordance with the terms of this Master Agreement.

(iv)	No information, schedule, exhibit, financial information furnished or to be furnished by Bank to Supermarket in connection with this Master Agreement is inaccurate in any material respect as of the date it is dated or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

(v)	The marketing and advertising materials used by Bank to generate applications, deposit accounts or any and all other customer relationships shall comply with all applicable federal, state or local rules, laws or regulations.

(f)	Bank has not entered and will not enter any agreement that would prohibit Bank from fulfilling its duties and obligations under the terms of this Master Agreement.

(g)	Bank shall advise in writing its employees that they are not to make any representation, warranty, promise or statement to any customer regarding any aspect of the Supermarket’s operations and that any questions regarding Supermarket’s operations should be immediately referred to the Store manager.

9.	CONSTRUCTION. IMPROVEMENTS. ADDITIONS AND SIGNS

(a)	The Bank shall be responsible for and construct the Banking Premises in such a manner as to reasonably comply with the decor currently existing at the Supermarket. The Supermarket will deliver the licensed area to the Bank to allow Bank to commence said construction upon receipt from Bank of the complete plans and specifications in such reasonable detail as to allow the Supermarket to approve said plans. Said approval shall not be unreasonably withheld by the Supermarket.

Exhibit 10.2

(b)	Bank, at its sole cost and expense, shall furnish all fixtures, equipment (including ATM5) and furnishings (collectively, “FSF Personalty”) which it deems necessary or desirable for the FSF operations within thirty (30) days after Delivery, subject to Force Majeure. Bank shall coordinate with Supermarket access to the FSF for such purpose. Such FSF Personalty shall remain the property of Bank. Bank will not install any equipment on or penetrate the roof, except for the purpose of supporting required equipment, such as, but not limited to alarm systems, and Bank will provide written notice of such requirement to Supermarket. Bank shall make all electrical connections and extensions at its expense not included in the initial construction. Bank shall pay for telephone, cable television and any other datalink or communication utilities which may be offered in the future, whether for the FSF or for ATMs.

(c)	Bank shall, at its sole cost and expense, keep and maintain the Licensed Area in good order and repair, including all equipment installed therein and all electrical or other transmission lines within the Licensed Area or dedicated to Bank for computer data processing and transmission. Security guards and employees of companies which manufacture or service Bank’s fixtures and equipment shall be granted access during normal business hours to enter the Store for the purpose of servicing, maintaining and otherwise performing services in connection with the FSF so long as they do not materially interfere with Store operations. Bank shall not make any alterations to the Licensed Area unless at its cost, pursuant to plans and procedures (construction, operation and labor) approved by Supermarket, (not to be unreasonably withheld), and in accordance with all laws.

(d)	Supermarket shall, at its sole cost and expense, keep and maintain the balance of the Store in good order and repair. Supermarket shall, provide or cause to be provided at its sole cost and expense, the janitorial services for aisles and floors contiguous with the Licensed Area and FSF, including spillage coverage and which shall be of a quality and at a level of that provided to the Store. If for any reason not the fault of Supermarket utilities are suspended or discontinued, Supermarket shall not be liable to Bank for any interruption of its operations by reason of such suspension or discontinuance, but shall use commercially reasonable efforts to obtain recommencement of such disrupted utility service.

(e)	Bank, at its sole cost and expense, shall furnish any other fixtures, equipment and furnishings which it deems necessary or desirable for FSF operations. Bank shall not make any modification or attach any substantial fixtures or equipment without Supermarket’s prior written approval, which shall not be unreasonably withheld. Bank shall, within ninety (90) days of execution of a written agreement adding a Store location to this Master Agreement submit to Supermarket plans for all improvements proposed, including without limitation, construction materials, colors, fixtures, lighting, signing and graphics. Supermarket agrees, within thirty (30) days after receipt of the plans from Bank, to give Bank written approval, disapproval or approval with conditions of such plans. In the event Supermarket fails to so notify Bank in writing within the 30-day period, such plans shall be construed as being approved as submitted.

(f)	(i) Supermarket shall permit Bank to place signs identifying its operations inside the Store at locations to be agreed upon by the parties. Bank will submit to Supermarket for its approval a signage package detailing the appearance and size of all signs to be installed.

(ii) Subject to any applicable Lease Agreement and applicable law, and so long as Supermarket does not have to reduce, modify or relocate its planned or current exterior building signage, Supermarket shall permit Bank to install an exterior sign in the form, size and location as mutually agreed upon by the

Exhibit 10.2

parties. Bank shall be responsible for obtaining all necessary governmental approvals for installing such signage. Supermarket agrees to cooperate with and assist and support Bank in obtaining any necessary approvals and permits in connection with Bank’s signage but shall not be required to incur any cost in so doing. Supermarket shall make electricity available to such signage. Any signage placed on or about the Store by Bank shall be at Banks sole cost, including the cost of obtaining any permits or governmental approvals. If Bank cannot obtain approval for exterior signage, Supermarket will cooperate in allowing Bank to hang a reasonable sign from the inside of an exterior window (which sign shall constitute the exterior sign for purposes of this section) and Supermarket will not obstruct visibility therefrom. All Bank signs shall at all times remain the property of Bank.

(g)	Supermarket expressly waives its rights to a lien upon any and all fixtures, machinery or equipment installed or to be installed on the Licensed Area by or through Bank for the satisfaction of any cause which may accrue to Supermarket under the provisions of this Master Agreement. Supermarket further agrees to execute any documents necessary to evidence said waiver as may be required from time to time by third parties from which Bank leases such fixtures, machinery or equipment.

10.	MAINTENANCE AND REPAIR

(a)	Bank shall keep and maintain the FSF in good order and repair, including all equipment installed therein and all electrical or other transmission lines installed by Bank for computer data processing and transmission. Supermarket shall not be liable to Bank for any damages, expenses, or claims incurred by Bank arising from an interruption of utility service. Bank shall be solely responsible for the cost, installation, and maintenance of any heating and air conditioning equipment that may be required beyond what the Supermarket is required to provide under the terms of the Plans referenced in Section 9(a) of this Master Agreement.

(b)	Supermarket shall, at its sole cost and expense provide janitorial services for aisles and floors contiguous with the Licensed Area and FSF. Supermarket shall also make available janitorial services for spillage within the Licensed Area. Supermarket shall also keep and maintain the Store and toilet facilities in good order and repair, I including, without limitation, plumbing, heating & air conditioning, doors, windows, the exterior of the Store, and all structural portions of the Store, provided that where obligations with respect to exterior maintenance are imposed on the Landlord under the Lease Agreement the obligation of the Supermarket shall be merely to enforce the Lease Agreement. Supermarket shall not be responsible for any additional heating and cooling equipment that may be required and installed by Bank.

(c)	To the extent not inconsistent with Supermarket’s normal operations, and the physical layout of the Store, Supermarket shall, maintain the Store free of all ads, flyers and signs that might prohibit or unreasonably hinder the operation of Bank’s business within the Licensed Area or which might prohibit or hinder viewing through or into the Licensed Area; shall maintain the Store free and clear of any sales items, fixtures, barriers, signs or other obstructions that would materially inhibit the ingress to and egress from the Licensed Area; and shall cooperate with Bank in establishing a satisfactory customer line queuing area adjacent to the FSF.

(d)

Supermarket shall promptly commence and diligently complete any and all repairs to the Licensed Area, excluding repairs to the fixtures and equipment of Bank, upon written notice thereof from Bank. Security guards and employees of companies which manufacture or service Banks fixtures and equipment shall be granted access during normal business hours to enter the Store for the purpose of servicing, maintaining

Exhibit 10.2

and otherwise performing services in connection with the FSF, so long as they do not materially interfere with Store operations. Bank shall not make any structural alterations to the Licensed Area unless at its cost, pursuant to plans and procedures (construction, operation and labor) approved by Supermarket (such approval not to be unreasonably withheld) and in accordance with all laws. Bank shall be permitted to make nonstructural alteration additions and improvements without Supermarket’s prior written consent.

11.	ADVERTISING. PROMOTION AND RELATED ACTIVITIES

(a)	Supermarket and Bank may advertise the existence and location of the FSF in such media and in such manner as each deems appropriate. Neither shall use the other’s trademarks or trade names without first obtaining the written consent of the other, which shall not be unreasonably withheld. Supermarket must have Banks prior written approval for any advertising materials that include any references to Bank’s I products or services, which consent shall not be unreasonably withheld. Bank must also have Supermarket’s prior written approval for any advertising materials that include any references to Supermarket’s operations, which consent shall not be unreasonably withheld.

(b)	The parties shall each conduct joint promotional activities within the Store. Joint promotional campaigns and Bank promotional campaigns outside the Licensed Area of Banks FSF shall, to the best of each party’s ability, be coordinated between the Store Manager and the FSF Manager. All in-store promotional campaigns shall be conducted by the parties in a professional and courteous manner and shall not unreasonably interfere with the other party’s conduct of its business at the Store.

(c)	Supermarket may, in its discretion, grant Bank access to the PA System within some or all of the Stores. The use of such PA System shall be coordinated between the Store Manager and the FSF Manager.

(d)	Supermarket will provide Bank with customer data in the aggregate as the parties mutually agree. Supermarket will not provide Bank with customer data if the customer has notified Supermarket that the customer does not want to be solicited for products and services.

(e)	Supermarket and Bank each agree that they shall cooperate with the other with respect to advertising the existence of the FSF within the Store.

12.	INSURANCE

(a)	“Liability Insurance” is insurance providing coverage for sums the insured becomes legally obligated to pay as damages because of an occurrence resulting in property damage or in bodily injury (including sickness and disease, and including death from such injury, sickness or disease), or because of an occurrence resulting in personal injury or advertising injury, an example of which is insurance known at the date of this Master Agreement as “commercial general liability” insurance (formerly known as “comprehensive general liability), and which coverage is provided under customary terms, conditions, and limitations, including occurrence-based coverage (and not claims-based coverage) as long as such coverage is available at commercially reasonable rates.

(b)

Bank may carry and shall cause its contractors to carry Liability Insurance with a limit of at least $2,000,000 (combined single limit for bodily injury and property damage) which limit is subject to increase each three years, on Supermarkets reasonable request. Bank’s Liability Insurance is primary

Exhibit 10.2

to Supermarket’s Liability Insurance for occurrences in the Licensed Area. The insurer must be licensed in the state in which the Store is located, give Supermarket thirty (30) days notice of cancellation or reduction in coverage, and furnish Supermarket certificates of coverage on request under the Liability Insurance policy, the inclusion of additional insureds must not affect coverage for the named insured for claims made regarding this Master Agreement and the FSF against it by additional insureds where the claims would have been covered under the policy had the additional insured not been included. Bank shall carry property insurance with respect to its furniture, fixtures and equipment providing “all risk” coverage. Bank may use blanket policies.

(c)	Supermarket shall carry Liability Insurance with a limit of at least $2,000,000 (combined single limit for bodily injury and property damage) which limit is subject to increase each three years, on Bank’s reasonable request. Supermarkets Liability Insurance is primary to Bank’s Liability Insurance for occurrences in the Store outside the Licensed Area. The insurer must be licensed in the state in which the Store is located, give Bank thirty (30) days’ notice of cancellation or reduction in coverage, and furnish Bank certificates of coverage on request. Under the Liability Insurance policy, the inclusion of additional insureds must not affect coverage for the named insured for claims made against it by additional insureds where the claims would have been covered under the policy had the additional insured not been included. The parties will coordinate the subrogation clauses of these coverages. To the extent required by any applicable Lease Agreement, Supermarket shall carry property insurance on the Store providing “all risk” coverage with a replacement cost endorsement. Supermarket may use blanket policies and property insurance deductibles up to $100,000.

(d)	Each party shall at its own cost and expense, maintain workers’ compensation coverage, unemployment compensation coverage, and such other insurance as may be required by law with respect to its employees and the provision of Section 13 below

(e)	The merchandise and other property of Bank and its employees at the Licensed Area may be subject to damage or loss by reason of many hazards, such as theft, fire, leakage, heater power failure, accidents, defects in plumbing, boiler or other explosions, and the bursting of pipes. Insurance is obtainable against most, if not of such hazards. Supermarket shall not be liable for any damage to the Licensed Area or to the fixtures or equipment of Bank contained therein or any loss suffered by Bank caused by fire or any such other hazards, excluding such damage or loss caused by the gross negligence or willful misconduct of Supermarket, its employees, agents or subcontractors. Supermarket shall not be liable to Bank or its employees for any loss or damaged occasioned by failure to keep the Store and/or Licensed Area in repair, and shall not be liable for any damage done from plumbing, water, heat, air conditioning, electricity, gas, steam pipes of any kind, running or leaking of any wash stand or wastepipe, stairs, ramps, railings, walls, the backing up of any sewer pipe or downspout., water coming through or being on the roof, or broken glass in, above, upon, below or about the Store and/or the Licensed Area, from any damage arising from acts of Supermarket unless any of the aforesaid is caused by the gross negligence or willful misconduct of Supermarket, its employees, agents or subcontractors.

13.	INDEMNIFICATION

(a)

Bank shall indemnify Supermarket, its Affiliates and their respective officers, directors, employees and agents, hold them harmless and defend them (if requested) against any and all penalties, claims, actions, damages, liability and expense, including reasonable attorney’s fees and court costs, resulting from a breach of any obligation under this Master Agreement or the activities or business of Bank., any Bank

Exhibit 10.2

employees or any contractor of Bank at the Store, except to the extent caused by the negligence, gross negligence or willful misconduct of Supermarket or its Affiliates or their respective agents, employees or contractors.

(b)	Supermarket shall indemnify Bank, its Affiliates and their respective officers, directors, employees and agents, hold them harmless and defend them (if requested) against any and all penalties, claims, actions, damages, liability and expense, including reasonable attorneys fee and court costs, resulting from a breach of any obligations under this Master Agreement or the activities or business of Supermarket, any Supermarket employees or any contractor or agent of Supermarket at the Store, except to the extent caused by the negligence, gross negligence or willful misconduct of Bank or its Affiliates or their respective agents, employees or contractors.

(c)	In any case where a third party, excluding the Landlord, shall seek indemnification under this Master Agreement (the “Indemnified Party”), for a third party claim, suit or proceeding (“Third Party Claim”), such indemnification shall be conditioned on such Indemnified Party’s compliance with the following procedures:

(i)	The Indemnified Party shall give prompt written notice (“Notice”) of any Third Party Claim to the party from whom such indemnification is sought (the “Indemnifying Party”), specifying the amount and nature of such Third Party Claim and in accordance with the notice provisions set forth in Section 28.

(ii)	Provided that prompt Notice is given, unless the failure to give such Notice does not prejudice the interests of the Indemnifying Party, the Indemnifying Party shall promptly defend, contest, and otherwise protect the Indemnified Party against such Third Party Claim, at its own expense and using counsel of its own choosing, which shall be reasonably satisfactory to the Indemnified Party.

(iii)	The Indemnified Party may, but shall not be obligated to, participate in the defense of such Third Party Claim at its own expense and using counsel of its own. choosing, but the Indemnifying Party shall be entitled to control the defense thereof unless the Indemnified Party shall relieve the Indemnifying Party from all liability for such Third Party Claim. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party reasonably may request in connection with the Indemnifying Party’s defense and shall be entitled to recover from the Indemnifying Party the reasonable costs of providing such assistance. The Indemnifying Party shall inform the Indemnified Party on a regular basis of the status of such Third Party Claim and the Indemnifying Party’s defense thereof

(iv)	If the Indemnifying Party shall control the defense of a Third Party Claim the Indemnifying Party shall not compromise or settle such Third Party Claim without the Indemnified Party’s prior written consent, if: (a) such compromise or settlement would impose an injunction or other equitable relief upon the Indemnified Party; or (b) such compromise or settlement does not include the release of the Indemnified Party from all liability arising from or relating to such Third Party Claim.

(v)	If the Indemnifying Party fails timely to defend, contest or otherwise protect against such Third Party Claim, the Indemnified Party may, but shall not be obligated to, defend, contest, or otherwise protect itself against the same, and make any compromise or settlement thereof in its sole discretion, and recover from the Indemnifying Party all losses of the Indemnified Party arising from or relating to such compromise or settlement.

Exhibit 10.2

14.	TAXES

(a)	Bank shall have no responsibility to pay any share of common area maintenance charges, real estate taxes or such similar taxes which may be assessed upon Supermarket as part of any applicable Lease Agreement. Supermarket shall be solely liable for any and all common area maintenance charges, real estate taxes, or any applicable taxes under the terms of the Lease Agreement.

(b)	Bank shall pay all taxes properly assessed against it or its property by any taxing authority because of its operations and conduct of its business (including Banks income, employment of personnel, franchise, sales, use and excise taxes) and shall pay all personal property taxes assessed on its fixtures, equipment and furnishings. Bank shall pay any applicable license or other fee incident to the conduct of the FSF. Bank shall have no obligation to pay taxes related to Supermarket’s operations or conduct of its business (including Supermarket’s income, employment of personnel, franchise, sales, use and excise taxes).

(c)	Supermarket shall pay all taxes properly assessed against it or its property by any taxing authority because of its operations and conduct of its business (including Supermarkets income, employment of personnel, franchise, sales, use and excise taxes) and shall pay all personal property taxes assessed on its fixtures, equipment and furnishings. Supermarket shall have no obligation to pay taxes related to Banks operations or conduct of its business (including Bank’s income, employment of personnel, franchise, sales, use and excise taxes).

15.	ASSIGNMENT/SUBLICENSE

Neither party may assign this Agreement or any rights granted herein without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the prior sentence, Bank may assign this Agreement to its parent or an Affiliate I or to any third party who acquires, merges or controls all or substantially all of the assets of Bank.

16.	RELOCATION: REMODELING OR VACATION OF STORES

(a)	(i) If Supermarket desires to relocate the Licensed Area within the Store, at any time and from time to time, Supermarket shall present to Bank a relocation plan (including the proposed or estimated date for commencement of construction) at least one hundred twenty (120) days prior to the date Supermarket desires to commence construction.

(ii)	The now location shall be subject to Bank’s approval within thirty (30) days after receiving such plan.

(iii)	In the event Supermarket finds it desirable to remodel or enlarge the Store, the Financial Service Facility may be moved from the Premises to a like location within the Store mutually satisfactory to the Tenant and Sublessor. If remodeling occurs during the first five (5) years of this Agreement, Sublessor shall pay all costs associated with the relocation of the Financial Service Facility.

(b)

In the event Supermarket decides to relocate the Store, Supermarket will give Bank notice of such decision at least one hundred eighty (180) days prior to the day the Store will cease operating and the new Store location shall be subject to all of the terms of this Master Agreement Supermarket shall

Exhibit 10.2

pay all costs associated with relocating the FSF in the new building. Relocation of the FSF shall be completed in accordance with federal and state laws, rules or regulations regarding the relocation of a bank branch. All fees shall abate during the period of relocation until Bank is open and able to conduct Banking Services and Financial Services at the new location.

17.	PARTIAL TERMINATION

(a)	Bank shall have the option to terminate the Term of the FSF under the terms of this Master Agreement as to any Store location in the event the governmental approvals necessary for the opening of the FSF are not received in a timely manner, by written notice to Supermarket.

(b)	Within one hundred twenty (120) days or the applicable federal or state mandated time frame, whichever is shorter, after the effective date of any termination of the Term of the FSF under the terms of this Master Agreement as to a Store location, Bank shall surrender peaceful possession of the Licensed Area and shall, at its expense, remove all furnishings, machinery and equipment placed on the Licensed Area by or through Bank and restore the Licensed Area to as good a condition as it received same, loss or damage by fire and ordinary wear and tear from reasonable use excepted.

18.	CASUALTY~ CONDEMNATION

(a)	If by fire or other casualty, the FSF or Store is destroyed or damaged to the extent that Bank is deprived of its ability to utilize the Licensed Area for the FSF, Supermarket shall notify Bank as to whether it (or Landlord, as the case may be) has decided to repair the damage or destruction resulting from any such casualty, as soon as possible after its decisions but in no event more than (60) days after the occurrence of the fire or other casualty. If Supermarket (or Landlord, as the case may be) elects to repair such damage or destruction, Supermarket shall cause such restoration to proceed with due diligence and Bank shall proceed with due diligence to restore the fixtures, furnishings and equipment on the Licensed Area to substantially the same condition as existed before such damage or destruction. If Supermarket fails to so notify the Bank within 60 days after such damage or destruction, or if Supermarket notifies Bank that it (or landlord, under any applicable Lease Agreement, as the case may be) has decided not to repair such damage or destruction, or if such damage or destruction is not substantially repaired within 270 days after such election if a substantial portion of the Store was damaged or 75 days if only the Licensed Area was destroyed, Supermarket and Bank each shall have the right and option to terminate this Master Agreement with respect to the affected Licensed Area by written notice to the other, such termination to be effective on the date set forth in such notice or such later date as may be required by applicable’ regulations concerning regulations concerning Bank closings.

(b)	If the entire Store shall be taken or condemned by any competent authority, if the Licensed Area is taken or condemned, or if any lessor portion of the Store shall be taken or condemned which would entitle Supermarket or Landlord to cancel or terminate the Lease Agreement and Supermarket or Landlord does cancel or terminate the Lease Agreement, the Term of the FSF under this Master Agreement shall be terminated as of the date of cancellation or termination of the Lease Agreement and the FSF shall close at a time that is in accordance with any applicable federal, stale and local rules law or regulations. All awards attributable to trade fixtures, equipment, leasehold improvements and moving expenses made by reason of condemnation shall be made subject to the Lease Agreement, to Supermarket, and Bank as their interests may appear.

Exhibit 10.2

19.	PEACEFUL POSSESSION

Supermarket warrants that for so long as Bank performs its obligations under this Master Agreement, Bank shall have peaceful and uninterrupted possession of the Licensed Area during the term of this Master Agreement.

20.	SECURITY

(a)	It shall be Bank’s obligation to provide security for the FSF. Bank shall have the right to have a security guard who is an employee or agent of Bank in the Store at all times and to install any electronic surveillance equipment it deems necessary. Subject to the rules and regulations as established by Supermarket, Bank shall have the right, but not the obligation, to have security personnel present in the FSF at all times, giving due regard to the safety of Store customers, personnel and visitors.

(b)	It shall be Supermarkets obligation to provide security for the Store. Supermarket shall have the right to a security guard who is an employee or agent of Supermarket in the Store at all times and to install any electronic surveillance equipment it deems necessary in the Store, exclusive of the Licensed Area.

(c)	Bank hereby releases Supermarket from any claims, loss or damage that Bank might sustain by virtue of a robbery or attempted robbery of or theft or attempted theft from the FSF.

(d)	Supermarket hereby releases Bank from any claim, loss or damage that Supermarket might sustain by reason of a robbery or attempted robbery of or theft or attempted theft from the Store.

21.	CONFIDENTIALITY

(a)	Each party acknowledges that in connection with this Master Agreement or in the performance hereof, it has or will come into possession or knowledge of Confidential Information of the other party. Each party, therefore, agrees to hold such Confidential Information in strictest confidence, not to make use thereof except in the performance of this Master Agreement, and not to release or disclose it to any other party with the exception of their Affiliates, consultants, who are subject to written confidentiality agreements with the party receiving the Confidential Information, auditors, attorneys or regulators. The parties agree that any breach of this Section 21 would cause irreparable damage to the non-breaching party which would be difficult to quantify and, accordingly, the parties agree that in the event any such breach is threatened or occur, the non-breaching party shall be entitled to specific performance, including preliminary and permanent injunctive relief against the breaching party, as well as all rights and remedies to which the non-breaching party may otherwise be entitled to at law or in equity.

(b)	Either party may disclose Confidential Information pursuant to a requirement or request of a governmental agency or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law, or in defense of any claims or causes of action asserted against it; provided, however, that it shall (i) first notify the other of such request or requirement, or use in defense of a claim, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the other’s consent to such disclosure, and (iii) in the event consent is not given, I to agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. Nothing herein shall require either party to fail to honor a subpoena, court or administrative order, or a requirement on a timely basis.

Exhibit 10.2

(c)	It is understood and agreed that no information shall be within the protection of this Agreement where such information: (i) is or becomes publicly available through no fault of the party to whom such Confidential Information has been disclosed; (ii) is released by the originating party to anyone without restriction; or (iii) is rightly obtained from third parties, who, to the best of a party’s knowledge, are not under obligation of confidentiality.

22.	ENTIRE AGREEMENT

This Master License Agreement, together with the Sublease associated herewith and incorporated herein, express the entire agreement between Supermarket and Bank, and no earlier statement or written agreements have any force or effect. Tenant agrees it is not relying on any representation or agreement except those contained in the within Sublease and the Master License Agreement.

23.	FORCE MAJEURE

Neither party shall be held liable for any delay or failure in performance of any part of this Master Agreement from any cause beyond its control or without its fault or negligence, including Force Majeure.

24.	CAPTIONS

The captions of the several sections of this Master Agreement are not part of the context hereof and shall be ignored in construing this Master Agreement. They are intended only as aids in locating various provisions hereof.

25.	SEVERABILITY

Each provision contained in the Master Agreement shall be independent and severable from all other provisions contained herein, and the invalidity of any such provision shall in no way affect the enforceability of the other provisions.

26.	GOVERNING LAW

(a)	This Master Agreement is deemed to have been executed in the State of West Virginia and it is agreed that any controversy or claim arising from or related in any way to this Master Agreement shall be governed and controlled by the laws of the State of West Virginia.

(b)	Supermarket acknowledges and agrees that the covenants and obligations of Bank hereunder with respect to the establishment, maintenance, closure, relocation and hours of operation of FSF is at all times subject to the consent or approval of all state and federal regulatory agencies now or hereafter empowered to regulate Bank. Supermarket agrees to cooperate with and assist Bank in obtaining any necessary approvals and permits in connection with the construction, installation and operation of the FSF, but shall not be required to incur any cost in doing so.

27.	BINDING EFFECT

This Master Agreement shall be binding upon and shall inure to the benefit of Supermarket and Bank and their respective legal, representatives, successors and permitted assigns.

Exhibit 10.2

28.	NOTICES

(a)	All notices required or permitted hereunder shall be in writing and signed by a duly authorized representative of the party making the same. All notices shall be deemed effective when delivered personally or by Federal Express Corporation or similar overnight delivery service or two (2) business days following deposit in the United States mail, registered or certified, return receipt requested, postage or overnight delivery charge prepaid, addressed as follows:

(i)	If to Supermarket, then to:

S-N-S Foods, Inc.

Shop-N-Save

Middletown Mall

2500 Fairmont Avenue

Fairmont, WV 26554

With a copy to:

Gary J. Frankhouser, Esquire

DAVIS & DAVIS

107 East Main Street

P.O. Box 1163

Uniontown, PA 15401

(ii)	If to Bank, then to:

The Monongahela Valley Bank, Inc.

ATTENTION: JAMES R. MARTIN

P.O. Box 2528

Fairmont, WV 26555-2528

With a copy to:

(b)	The names and addresses for the purpose of this Section may be changed by giving written notice of such change in the manner herein provided for giving notice. Unless and until such written notice is actually received, the last name and address stated by written notice or provided herein, if no such written notice of change has been received, shall be deemed to continue in effect for all purposes hereunder.

29.	CONFIRMATORY AMENDMENT

Promptly after Bank opens an FSF, each party shall sign a document confirming the Official Opening Date, and other appropriate items.

Exhibit 10.2

30.	BROKERS OR CONSULTANTS

Each party represents that is has not dealt with any broker on this Master Agreement Supermarket shall indemnify Bank against brokerage claims asserted to arise from Supermarket’s acts or omissions and Bank shall indemnify Supermarket against brokerage claims asserted to arise from Banks acts or omissions.

31.	RELATIONSHIP

The relationship created herein is solely that of independent contractors as licensor and licensee and not, for example, landlord and tenant, or joint venturers. Supermarket covenants that for so long as Bank performs its obligations under this Master Agreement, Supermarket shall afford Bank peaceful and quiet enjoyment of the Licensed Area in accordance with and subject to the terms of this Master Agreement and subject to the Lease Agreement, any applicable Store mortgages, and any other matters of title. Supermarket and Bank shall have the sole and exclusive right to select, direct, discipline and terminate their respective employees and to determine the terms and conditions of their employment in accordance with applicable law. Each party shall have the right to inform the other party of any employee of such other party whose conduct in its good faith discretion is unsatisfactory and such other party shall take appropriate measures.

32.	ESTOPPEL CERTIFICATE

At any time, and from time to time, within twenty (20) days after request therefor by a party, the other party agrees to deliver a certificate to the requesting party or any party directed by the requesting party certifying (if such is the case) that this Master Agreement is in full force and effect, that there are no defenses or offsets thereto (or stating those claimed by such party) and such other matters as the requesting party or such addressee may reasonably request at any time, and from time to time, within twenty (20) days after request therefor by Bank, Supermarket agrees to use its best efforts to deliver a certificate to Bank or any party directed by Bank certifying (if such is the case) that the terms of the Sublease Agreement or Master License Agreement remain in full force and effect, that there are not defaults under such Sublease Agreement or Master License Agreement and such other matters as Bank may reasonably request.

33.	WAIVER

The waiver by any party of any breach of any term in this Master Agreement shall not be deemed to be a subsequent waiver of such term or condition. No term of this Master Agreement shall be deemed to have been waived, unless such waiver shall be in writing by the non-breaching party.

34.	REMEDIES

All remedies provided for under the terms of this Master Agreement shall be cumulative and not alternative.

35.	ADDITIONAL PROVISIONS

Supermarket shall not enter into any amendment or modification of the Lease Agreement which adversely affects Banks use and enjoyment of the Licensed Area without Banks prior written consent Supermarket agrees to use all reasonable efforts to enforce all of the obligations and duties of Landlord under the Lease Agreement, if applicable.

Exhibit 10.2

IN WITNESS WHEREOF, the parties have caused duplicate counterparts of this Master Agreement to be duly executed as of the date first set forth at the beginning of this Master Agreement

SUPERMARKET

By:	/s/ THOMAS E. JAMIESON
Name:	Thomas E. Jamieson
Title:	President

BANK

By:	/s/ JAMES R. MARTIN
Name:	James R. Martin
Title:	President

Exhibit 1

SUMMARY OF LEASE

TERMS:	Two (2) years with renewals of two (2) years for the first renewal and then the option to renew four (4) times for four (4) years each for a total possible term of twenty (20) years.

ANNUAL RENT: YEAR(S)	RENT PER YEAR	ATM RENTAL
1	$0	$0
2-4	$16,000	$100/ month
5-8	$17,000	$100/ month
9-12	$18,000	$100/month
13-16	$19,000	$100/month
17-20	$20,000	$100/month

RESTRICTION:

If MVB leaves this location, we cannot open another office within two (2) miles for a period of two (2) years.

UTILITIES: Included in Lease Terms except for telephone and data communications.